Exhibit 99.1

Contact:	Wayne Lord, 770-393-5312 Karla Harvill, 770-393-5091

Gold Kist Announces Completion of Initial Public Offering and Conversion

ATLANTA (October 13, 2004) – Gold Kist Inc., the nation’s third largest integrated chicken company, today announced that it has completed the initial public offering of 12,000,000 shares of common stock of its wholly owned subsidiary, Gold Kist Holdings, Inc., at $11.00 per share. Prior to the closing of the offering, Gold Kist Inc. merged into Gold Kist Holdings Inc., and Gold Kist Holdings succeeded to the business operations of Gold Kist Inc. Pursuant to this merger, Gold Kist also completed its conversion from a cooperative association to a for-profit corporation. Also, in connection with these transactions, Gold Kist Holdings Inc. has legally changed its name to “Gold Kist Inc.” and will conduct its future operations under the name of its predecessor company, Gold Kist Inc.

Merrill Lynch & Co. served as lead manager and sole book-runner for the offering, and JPMorgan, SunTrust Robinson Humphrey, Piper Jaffray, and Harris Nesbitt served as co-managers. Gold Kist has granted Merrill Lynch & Co. on behalf of the underwriters an option to purchase up to an additional 1,800,000 shares of common stock at the initial public offering price solely to cover over-allotments, if any.

Net proceeds from the offering of approximately $119.4 million, together with approximately $45.8 million of cash on hand, will be used to repay a portion of existing indebtedness and to redeem certain outstanding equity in connection with the conversion.

The shares of Gold Kist are trading on the Nasdaq National Market under the symbol GKIS.

A copy of the final prospectus related to this offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.

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About Gold Kist Inc.

Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2003. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s broiler production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s web site at www.goldkist.com.

A registration statement relating to the initial public offering of common stock has been filed with and declared effective by the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.